Form 10-K405, Exhibit 13
period 1996-12-31
EMERALD FINANCIAL CORP
filed 1997-03-31
CIK 888632

                                                         Exhibit 13


                            Strongsville Savings Bank



MARKET INFORMATION

The capital stock of Emerald Financial Corp. (Emerald or Company) began trading under the symbol "EMLD" on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System on March 7, 1997. Emerald is a unitary thrift holding company whose subsidiary is The Strongsville Savings Bank (Bank). The reorganization resulting in Emerald becoming the holding company of the Bank was completed on March 6, 1997. Prior to completion of the holding company reorganization, the Bank's capital stock traded under the Symbol "SSBK" on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Small-Cap Issues. As of January 31, 1997, there were approximately 420 holders of record of the Company's capital stock. Emerald offers a Dividend Reinvestment Program (DRIP) to shareholders of record. For information regarding the Company's DRIP, contact Key Services Corporation at
(216) 689-5372.



The following table sets forth the high and low prices of the Company's capital stock and cash dividends per share for the periods shown. The prices reflect inter-dealer quotations without retail markup, markdown or commissions, and do not necessarily represent actual transactions.



                                                                 DIVIDENDS
   YEAR      PERIOD                 HIGH             LOW      PAID PER SHARE
   -------------------------------------------------------------------------

  1994     FIRST QUARTER         $  20.50       $  16.50           7.5(cent)
           SECOND QUARTER           19.25          16.50           7.5(cent)
           THIRD QUARTER            20.00          18.00           7.5(cent)
           FOURTH QUARTER           20.00          16.50           9.0(cent)
                                                                  ----------
                                                                  31.5(cent)
                                                                  ==========

  1995     FIRST QUARTER            18.00          17.00           9.0(cent)
           SECOND QUARTER           19.00          17.00           9.0(cent)
           THIRD QUARTER            19.50          18.00           9.0(cent)
           FOURTH QUARTER           19.50          18.00          11.0(cent)
                                                                  ----------
                                                                  38.0(cent)
                                                                  ==========

  1996     FIRST QUARTER            20.00          18.50          11.0(cent)
           SECOND QUARTER           21.75          19.50          12.0(cent)
           THIRD QUARTER            22.50          20.50          12.0(cent)
           FOURTH QUARTER           22.50          21.00          12.0(cent)
                                                                  ----------
                                                                  47.0(cent)
                                                                  ==========


ANNUAL MEETING

The Annual Meeting of Emerald Financial Corp. will be held on April 24, 1997 at 10:30 AM at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

                                                  SELECTED FINANCIAL INFORMATION

-----------------------------------------------------------------------------------------------------------------------------
                                                                                YEAR ENDED DECEMBER 31
                                                        1996          1995           1994            1993           1992
=============================================================================================================================
                                                                   (Dollars in Thousands, Except Per Share Data)
SUMMARY OF OPERATIONS
Interest income                                     $   39,858    $   35,410    $    27,122     $    23,646     $   23,806
Interest expense                                        24,494        21,342         14,113          11,818         13,577
-----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                  15,364        14,068         13,009          11,828         10,229
Provision for loan losses                                  305           238             92              77            296
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                            15,059        13,830         12,917          11,751          9,933
Net gain on sale of assets                               1,091           997            228           1,799          1,735
Other noninterest income                                 1,344         1,055            966           1,063          1,069
Amortization of goodwill                                   134           143            151             158            165
Other noninterest expense                                9,390         8,483          7,219           5,971          5,565
One-time SAIF assessment                                 2,481          --             --              --             --
-----------------------------------------------------------------------------------------------------------------------------
Income before federal income taxes                       5,489         7,256          6,741           8,484          7,007
Federal income taxes                                     1,941         2,539          2,331           2,915          2,430
-----------------------------------------------------------------------------------------------------------------------------
Net income                                          $    3,548    $    4,717    $     4,410     $     5,569     $    4,577
=============================================================================================================================
SUMMARY OF FINANCIAL CONDITION

Total assets                                        $  567,490    $  492,097    $   419,258     $   332,729     $  294,091
Investment securities                                   69,680        75,949         79,700          61,909         34,509
Total gross loans                                      457,919       364,766        306,921         263,364        233,688
Loans--net                                             425,855       336,351        281,843         242,395        216,890
Mortgage-backed securities                              52,180        52,005         37,274          12,426         17,071
Goodwill                                                   786           920          1,062           1,213          1,371
Deposits                                               493,471       432,563        363,050         294,750        269,733
Advances from Federal Home Loan Bank                    25,234        13,333         15,583            --             --
Shareholders' equity                                    43,158        41,091         37,153          33,578         20,980
=============================================================================================================================
PER SHARE INFORMATION

Net income                                          $     1.40    $     1.86    $      1.74     $      2.73     $     2.43
Earnings before effect of one-time
    SAIF assessment                                       2.05          1.86           1.74            2.73           2.43
Dividends paid                                            0.47          0.40          0.315            0.28           0.26
Book value                                               17.05         16.24          14.68           13.27          11.12
Tangible book value (1)                                  16.78         15.87          14.26           12.79          10.40


OTHER STATISTICAL AND OPERATING DATA

Return on average assets (ROAA)                           0.68%         1.03%          1.18%           1.79%          1.64%
ROAA before effect of one-time
    SAIF assessment                                       0.99          --             --              --             --
Return on average equity (ROAE)                           8.38         12.07          12.47           22.15          24.09
ROAE before effect of one-time
    SAIF assessment                                      12.25          --             --              --             --
Net yield on average interest-earning assets (2)          3.00          3.15           3.58            3.91           3.80
Interest rate spread during period (3)                    2.62          2.76           3.24            3.64           3.55
Other noninterest expense to average assets (4)           1.79          1.85           1.93            1.92           2.00
Dividend payout ratio excluding one-time
    SAIF assessment                                      22.94         21.46          18.08           10.41          10.72
Total allowance for loan losses to
   nonperforming loans                                   83.76         56.91         120.11          315.80         252.06
Total allowance for loan losses to total loans            0.33          0.35           0.34            0.35           0.33
Nonperforming loans to total loans                        0.40          0.61           0.28            0.11           0.13
Nonperforming assets to total assets                      0.30          0.42           0.19            0.08           0.15
Net charge-offs (recoveries) to average loans (5)         0.01          0.01          (0.01)          (0.02)          0.07
Number of full-service offices                              14            12             10               9              9

Weighted average common
   shares outstanding                                2,530,800     2,530,800      2,530,800       2,042,066      1,886,800


CAPITAL RATIOS

Equity to assets:
    Average for the period                                8.06%         8.52%          9.46%           8.08%          6.82%

    At period end                                         7.61          8.35           8.86           10.09           7.13
Tangible capital (1)                                      7.49          8.14           8.64            9.76           6.70

Core capital                                              7.49          8.14           8.87           10.10           7.12
Risk-based capital                                       12.93         13.51          14.22           14.99          11.77
=============================================================================================================================

(1) Tangible book value and tangible capital each represent shareholders' equity less goodwill.
(2) Net interest income divided by average interest-earning assets.
(3) The difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(4) Goodwill amortization is excluded from the numerator of this ratio.
(5) Net charge-offs during the period to average loans outstanding during the period.

                                       6