Form 10-K/A, Exhibit 13
period 1996-12-31
EMERALD FINANCIAL CORP
filed 1997-04-16
CIK 888632

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

                            Strongsville Savings Bank


MANAGEMENT'S DISCUSSION AND ANALYSIS

Emerald Financial Corp. (Emerald or Company), a unitary thrift holding company, became the holding company of The Strongsville Savings Bank (Strongsville Savings or Bank) in a tax-free exchange of shares of the Bank for shares of Emerald on March 6, 1997. As a result, Emerald owns and operates the Bank. All references to the Company or Emerald, unless otherwise indicated, refer to the Bank and its subsidiary on a consolidated basis.

Strongsville Savings takes great pride in its history of providing friendly and professional service to its customers. Our commitment to providing customers with the financial products and services they need and want has brought success to Strongsville Savings and to our customers. We help our customers achieve their financial goals by providing a variety of products including two new products introduced during 1996: The Emerald Reserve Account and The Emerald Basic Checking Account. The Emerald Reserve Account is a line of credit which enables customers to utilize the equity in their homes to finance their needs and dreams. The Emerald Basic Checking Account provides customers with a fee-free checking account. The Bank also offers its traditional product line which includes NOW accounts, IRA accounts and a variety of term deposit, passbook and other deposit vehicles. Many customers have enjoyed the American dream of home-ownership with mortgage loan financing from Strongsville Savings. We also offer loans for residential construction and development, commercial property and many other purposes.

Strongsville Savings' franchise is strong--with a network of 14 Community Financial Centers (Offices) throughout Southwestern Cuyahoga County, Lorain County and Medina County. Our goal is to position our full service Offices in communities poised for growth. Our customer service approach has proved successful as evidenced by our strong growth at each Office. We expect the tradition to continue through our close attention to the marketplace, to our customers and to their financial needs.


FINANCIAL CONDITION

The Company's total assets were $567.5 million at December 31, 1996, representing an increase of $75.4 million or 15.3% over the previous year total assets of $492.1 million. The Company's 26.6% loan growth was funded by increases in deposits and Federal Home Loan Bank advances and by decreases in investments. Strongsville Savings' deposits increased 14.1% during 1996 from $432.6 million to $493.5 million.

The composition of Strongsville Savings' assets and liabilities at year end 1996 and 1995 are displayed below.

-----------------------------------------------

          DECEMBER 31, 1996

             TOTAL ASSETS
               [GRAPH]

TOTAL LOANS - NET        75%
OTHER                     2%
CASH & INVESTMENTS       23%


TOTAL LIABILITIES & SHAREHOLDERS' EQUITY
               [GRAPH]

TOTAL DEPOSITS           87%
OTHER                     5%
SHAREHOLDERS' EQUITY      8%

-----------------------------------------------

          DECEMBER 31, 1995

             TOTAL ASSETS
               [GRAPH]

TOTAL LOANS - NET        68%
OTHER                     2%
CASH & INVESTMENTS       30%


TOTAL LIABILITIES & SHAREHOLDERS' EQUITY
               [GRAPH]

TOTAL DEPOSITS           88%
OTHER                     4%
SHAREHOLDERS' EQUITY      8%

-----------------------------------------------



Shareholders' equity increased $2.1 million, or 5.0%, to $43.2 million during 1996, primarily through the retention of net income of $3.5 million offset by dividends of $1.2 million.

Strongsville Savings' dividend payments have increased over the past five years as noted below. The Bank paid quarterly dividends totaling 47(cent) per share for 1996, an increase of 17.5% over the 40(cent) per share paid in 1995. On December 18,1996, the Board of Directors approved a first quarter 1997 dividend of 12(cent) per share, or 48(cent) per share, annualized.


                    DIVIDENDS PER SHARE
                         [GRAPH]

1992                                              $0.26
1993                                              $0.28
1994                                              $0.315
1995                                              $0.40
1996                                              $0.47

                            Strongsville Savings Bank


The Bank's capital exceeded all regulatory capital requirements for both capital adequacy and to be considered well-capitalized under the regulatory framework for prompt corrective action. The graph below illustrates the capital required by federal regulations and the Bank's ability to meet and exceed those requirements at December 31, 1996, 1995 and 1994.

The Bank has endeavored to leverage its capital as much as possible to generate earnings for its shareholders. In addition to the Bank's ability to exceed regulatory capital requirements, the chart below illustrates management's strategy to leverage capital by investing excess capital in earning assets.

                                    [GRAPH]

                                               1994          1995          1996
Tangible Capital
to Adjusted total Assets
     Required                                   1.5%          1.5%          1.5%
     Actual                                    8.64%         8.14%         7.49%

Core Capital
to Adjusted Total Assets
     Required                                   3.0%          3.0%          3.0%
     Actual                                    8.87%         8.14%         7.49%

Risk-Based Capital
to Adjusted Total Assets
     Required                                   8.0%          8.0%          8.0%
     Actual                                   14.22%        13.51%        12.93%


RESULTS OF OPERATIONS


Strongsville Savings strives to produce strong, stable core earnings from operations. Core earnings consist of net interest income and recurring, noninterest income, reduced by recurring noninterest expenses. During 1996 the Congress passed legislation to recapitalize the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). This legislation required thrifts, such as the Bank, to pay a one-time special assessment of 65.7(cent) per $100 of deposits as of March 31, 1995. This one-time SAIF assessment is considered a nonrecurring expense, and resulted in a pre-tax charge to earnings of $2.5 million. Recurring, noninterest income excludes gains (losses) on sales of loans and other assets.



           Core earnings before federal income tax for the three years ended December 31, 1996 are noted below:


--------------------------------------------------------------------------------
                                                          DECEMBER 31
                                                 1996         1995         1994
================================================================================
                                                          (In Millions)
Net interest income                            $  15.4      $  14.1      $  13.0
Less provision for loan losses                     0.3          0.2          0.1
--------------------------------------------------------------------------------
                                                  15.1         13.9         12.9
Noninterest income (recurring)                     1.3          1.1          1.0
Noninterest expense (recurring)                    9.5          8.6          7.4
--------------------------------------------------------------------------------
CORE EARNINGS                                  $   6.9      $   6.4      $   6.5
================================================================================



Strongsville Savings' net interest income has advanced steadily over the past three years, primarily due to growth in the portfolio of interest earning assets. Over the past three years, the Bank's franchise has also grown from nine Offices in 1993 to fourteen in 1996. This franchise expansion has increased certain noninterest expenses, such as human resources and occupancy. The Bank anticipated these increases and determined that the benefits of market presence, market penetration and future earnings growth exceeded the rise in operating expenses.

NET INTEREST INCOME


Net interest income is the chief component of net income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest-bearing liabilities include deposit accounts and FHLB advances that provide funds to invest in interest-earning assets. Net interest income is determined by changes in the composition of interest-earning assets and interest-bearing liabilities and fluctuations in the levels of interest rates.

Interest rates in general declined slightly during 1996, following two years of generally increasing rates. Yields on interest-earning assets declined 14 basis points during 1996, while costs on interest-bearing liabilities remained stable at 5.16% in 1996 and 1995.


INTEREST INCOME


Strongsville Savings' primary source of income is interest income from its loan portfolio and other interest-earning assets. The Bank's commitment to providing residential home loans is evident by its $338.3 million portfolio of permanent and construction, single-family, residential mortgage loans. The Bank's interest-earning assets include the residential mortgage loan portfolio, the residential acquisition and development loan portfolio, the other loan portfolios and the investment securities and mortgage-backed securities portfolios.

Strongsville Savings' interest income was $39.9 million in 1996, $35.4 million in 1995 and $27.1 million in 1994, representing annual increases of 12.6% and 30.6% for the years ended December 31, 1996 and 1995, respectively. These increases are attributable to a combination of the effects of increases in volume and changes in rate that are set forth in Table II. Average interest-earning assets were $512.2 million with an average yield of 7.8% in 1996, $447.2 million with an average yield of 7.9% in 1995 and $363.6 million with an average yield of 7.5% in 1994. See Table I for more details regarding average interest-earning assets and their yields.


INTEREST EXPENSE


Strongsville Savings' primary source of funding for interest-earning assets is retail deposits. Management believes that by providing friendly and professional service, the Bank has achieved deposit growth during a period characterized by disintermediation. As financial institutions often struggle to retain retail deposits, the Bank has been able to increase deposits by 14.1% during 1996. Management has dedicated resources to focus employees' attention on providing excellent customer service and understanding the attributes of the Bank's products. Savings counselors, tellers and other employees are encouraged to cross-sell the Bank's products and services to current and future customers. Management believes the Bank has a stable deposit base because the base consists of retail deposits in communities we have made a commitment to serve.

Strongsville Savings' interest expense was $24.5 million in 1996, $21.3 million in 1995 and $14.1 million in 1994. The change in interest expense was primarily a result of the growth in deposits, principally in certificates of deposit. Changes in interest rates did not contribute to the change during 1996, as the average cost of interest-bearing liabilities remained unchanged at 5.16% during 1996 and 1995. During 1995, however, the average cost of interest-bearing liabilities increased 94 basis points from its 1994 level. See tables I and II for more information regarding average balances, average rates and changes in interest expense attributable to changes in volume and changes in rates.

                            Strongsville Savings Bank



Table I presents information regarding the average balances of interest-earning assets and interest-bearing liabilities, the total dollar amount of interest income from interest-earning assets and their average yields, and the total dollar amount of interest expense on interest-bearing liabilities and their average rates. The table also presents net interest income, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets. Average balance calculations were based on daily balances. Assets available for sale are included in the major asset category as if they were held-to-maturity.



------------------------------------------------------------------------------------------------------------------------------------
TABLE I                                                               YEAR ENDED DECEMBER 31
                                                  1996                            1995                              1994
                                     AVERAGE               YIELD/    AVERAGE                 YIELD/    AVERAGE               YIELD/
                                     BALANCE    INTEREST   RATE      BALANCE    INTEREST     RATE      BALANCE    INTEREST   RATE
====================================================================================================================================
                                                                      (Dollars in Thousands)
INTEREST-EARNING ASSETS
Loans receivable, net (1)            $394,329   $ 32,442     8.23%   $305,605   $ 26,424       8.65%   $256,529   $ 22,040     8.59%
Investment securities                  63,189      3,836     6.07      80,822      4,982       6.16      72,550      3,391     4.67
Mortgage-backed securities             44,792      3,110     6.94      45,399      3,192       7.03      21,126      1,230     5.82
Other interest-earning assets           9,937        470     4.73      15,364        812       5.29      13,371        461     3.45
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets         512,247     39,858     7.78     447,190     35,410       7.92     363,576     27,122     7.46
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets             12,808                          11,787                            10,166
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                         $525,055                        $458,977                          $373,742
====================================================================================================================================
INTEREST-BEARING LIABILITIES
Deposits (2)                          457,974     23,516     5.13    $399,460     20,428       5.11    $328,326     13,762     4.19
Advances from FHLB                     16,303        978     6.00      14,420        914       6.34       6,035        351     5.82
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities    474,277     24,494     5.16     413,880     21,342       5.16     334,361     14,113     4.22
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities         8,434                           6,013                             4,013
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                   42,344                          39,084                            35,368
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                $525,055                        $458,977                          $373,742
====================================================================================================================================
Net interest income                             $ 15,364                        $ 14,068                          $ 13,009
Interest rate spread                                         2.62%                             2.76%                           3.24%
Net interest margin                                          3.00%                             3.15%                           3.58%
Ratio of average
  interest-earning
  assets to average
  interest-bearing
 liabilities                                               108.01%                           108.05%                         108.74%
====================================================================================================================================


(1) Average balances include non-accrual loans. Interest income includes deferred loan fee amortization of $1,650,000, $1,676,000 and $1,560,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

(2) Deposits include noninterest-bearing demand accounts, which were $11,535,000, $11,728,000 and $10,159,000 at December 31, 1996, 1995 and
     1994, respectively.

Table II presents certain information regarding changes in interest income and interest expense of the Bank for the years ended December 31, 1996, 1995 and 1994. The table shows the changes in interest income and expense, by major category, attributable to changes in the average balance (volume) and changes in interest rates. The net change not attributable to either rate or volume is allocated on a pro-rata basis to the change in rate or volume. Assets available for sale are included in the major asset category as if they were held-to-maturity.



-------------------------------------------------------------------------------------------
TABLE II                          1996 COMPARED TO 1995           1995 COMPARED TO 1994
                                   INCREASE (DECREASE)             INCREASE (DECREASE)
                                    DUE TO CHANGES IN:             DUE TO CHANGES IN:

                                VOLUME      RATE       TOTAL     VOLUME    RATE      TOTAL
===========================================================================================
                                                       (In Thousands)
INTEREST INCOME ON
 INTEREST-EARNING ASSETS

Loans, net                       $7,227    ($1,209)    $6,018    $4,230     $ 154    $4,384
Investment securities            (1,074)       (72)    (1,146)      419     1,172     1,591
Mortgage-backed
  securities                        (42)       (40)       (82)    1,661       301     1,962
Other                              (263)       (79)      (342)       77       274       351
-------------------------------------------------------------------------------------------
  Total                           5,848     (1,400)     4,448     6,387     1,901     8,288
-------------------------------------------------------------------------------------------
INTEREST EXPENSE ON
 INTEREST-BEARING LIABILITIES

Deposits                          3,007         81      3,088     3,311     3,355     6,666
Borrowings                          110        (46)        64       351       212       563
-------------------------------------------------------------------------------------------
  Total                           3,117         35      3,152     3,662     3,567     7,229
-------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME    $2,731    ($1,435)    $1,296    $2,725   ($1,666)   $1,059
===========================================================================================

PROVISIONS FOR LOAN LOSSES


The provision for loan losses represents a charge to income for possible credit losses. The Bank maintains the level of the allowance for loan losses at an amount adequate to absorb potential losses inherent in the loan portfolio. A quarterly review of the adequacy of the allowance for loan losses considers growth in the loan portfolio, potential losses identified by the portfolio review process, and the Bank's historical loan loss experience. In addition, the Bank considers economic conditions, including the overall level of interest rates and the general trend of the national economy, local economy and housing markets. The allowance is determined in accordance with generally accepted accounting principles.

The provision for loan losses was $305,000 in 1996, $238,000 in 1995 and $92,000 in 1994. The provision for 1996 was increased primarily as a result of growth in the overall loan portfolio. The provisions for the three years ended December 31, 1996, reflect generally stable economic conditions in the Strongsville Savings' market area, as well as the high credit quality of the Bank's loan portfolio. The allowance for loan losses throughout 1996, 1995 and 1994 was commensurate with management's estimate of the credit risk in the loan portfolio.

                            Strongsville Savings Bank


NONINTEREST INCOME


Noninterest income is comprised mainly of fees the Bank earns from services performed for customers and for servicing loans sold to the secondary market. Loan servicing and other fee income were $1,303,000 in 1996, $1,001,000 in 1995 and $933,000 in 1994. The increases are due principally to growth in the Bank's loan portfolio and changes in loans serviced for investors.

Gains on the sale of loans to the secondary market and gains on sales of securities and other assets are included in noninterest income. This is the component of noninterest income with the greatest level of variation. Gains on sales of loans experience variations due to the number of loans the Bank sells to the secondary market and to the price offered by the secondary market for such loans. The Bank sells loans to the secondary market, in conjunction with certain fixed-rate loan programs, to provide funding, and as an interest rate risk management tool. The Bank recorded gains on loan sales of $711,000 in 1996, $964,000 in 1995 and $228,000 in 1994.

In 1995 the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights, which enabled the Bank to capitalize the fair market value of originated mortgage servicing rights for loans sold. The Bank realized gains on loan sales of $282,000 in 1996 and $281,000 in 1995 (pre-tax) as a result of adopting SFAS No. 122.


NONINTEREST EXPENSES


Strongsville Savings has made a commitment to expand its franchise value by blanketing its market area with easy access Community Financial Centers. We believe the expansion of the Bank's financial network will benefit current and future customers by bringing our Offices close to their homes. There are operating costs involved in franchise expansion; however, we believe the benefits of expanding to provide full coverage to our targeted market are worth the investment. We have added five Offices in the past three years, and deposits at these Offices stood at $66.2 million at December 31, 1996.

As Strongsville Savings grows and expands its franchise and services into more communities, management has worked hard to control costs. The Bank's ratio of noninterest expense (excluding the one-time SAIF assessment) to average assets was 1.79% in 1996, 1.85% in 1995 and 1.93% in 1994. The common industry benchmark for this ratio is 2.00% or less. According to SNL Securities Thrift Performance as of September 30, 1996, industry averages were 2.23% for the twelve months ended September 30, 1996, and 2.26% and 2.27% for the years ended December 31, 1995 and 1994, respectively.

Noninterest expense was $9,524,000 in 1996, $8,626,000 in 1995 and $7,370,000 in
1994. The increases were primarily due to the Bank's franchise expansion program which added two Community Financial Centers in 1996, bringing the three year total to five new Offices. Human resources, occupancy and deposit insurance premiums increased as a result of the franchise expansion. Other increases were related to investment in technology, higher franchise taxes and general price increases.

Congress passed legislation to recapitalize the SAIF fund of the FDIC during 1996 that required thrift institutions, such as Strongsville Savings, to pay a one-time assessment to recapitalize the SAIF fund of the FDIC of 65.7(cent) per $100 of deposits as of March 31, 1995. The Bank recognized a charge to earning of $2.5 million (pre-tax) as a result. Deposit insurance premiums are expected to decline sharply in 1997 as a result of a lower premium schedule issued by the FDIC following the SAIF fund recapitalization. Prior to this recapitalization, the Bank's deposit insurance premiums were 23(cent) per $100 of deposits; under the new premium schedule, Strongsville Savings expects to pay 6.48(cent) per $100 of deposits in 1997. This represents an anticipated cost reduction of $672,000 or 71.9% based on 1996 deposit levels.

FEDERAL INCOME TAXES


The Bank provided for federal income taxes as follows: $1,941,000 in 1996, $2,539,000 in 1995 and $2,331,000 in 1994. The changes in the level of the Bank's provision for federal income taxes were primarily due to changes in the level of pre-tax income. The effective tax rates for the periods were 35.9% in 1996, 35.0% in 1995 and 34.5% in 1994.



LENDING ACTIVITIES


The cornerstone of Strongsville Savings' lending activities is providing mortgage loans to homeowners. The Bank principally originates conventional first mortgage loans secured by residential real estate. In December 1996, the Bank introduced the Emerald Reserve Account (the Emerald Line), a line of credit which enables our customers to utilize the equity in their homes to fund improvements, education or whatever they choose. The Emerald Line's interest rate is based on the Bank's prime rate. Loans made to homeowners on owner-occupied, one-to-four-family residences typically have low credit risk because the borrower occupies the home. Credit risk management is also enhanced by the historically stable real estate values in Northeastern Ohio.

Strongsville Savings has developed a niche in the residential construction loan market. The Bank makes residential land development loans to local builders and developers with whom strong business relationships have been developed. These loans are made on land zoned for residential use which will be developed into residential building lots. In addition, the Bank provides construction loans to builders for the construction of homes, most of which are pre-sold, and to individuals for the construction of their homes.

Management considers these development and construction loans as having somewhat greater credit risk than conventional residential mortgage loans because there is uncertainty related to the completion of projects within their time and cost budgets. Strongsville Savings' management constantly monitors these loans and reviews the progress of each with the borrowers and contractors to manage and mitigate the risk involved.

Management believes that loans secured by commercial property may present a higher degree of credit risk than residential loans. The factors that tend to increase the credit risk of these loans include the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring such properties. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the cash flows of the related business enterprise. The Bank has instituted procedures to monitor the cash flows of its commercial real estate loan customers.




  The following table illustrates the composition of the Bank's loan portfolio:

------------------------------------------------------------------------------
                                                       DECEMBER 31
LOAN COMPOSITION                         1996             1995            1994
==============================================================================
                                                     (In Millions)
REAL ESTATE LOANS
 One-to-four-family                  $  302.1         $  225.9        $  194.6
 Multi-family & commercial               48.1             43.6            39.8
 Construction                            39.6             33.9            34.4

RESIDENTIAL ACQUISITION
 & DEVELOPMENT                           54.7             48.5            29.1

OTHER LOANS                              13.4             12.9             9.0
------------------------------------------------------------------------------
    TOTAL LOANS                      $  457.9         $  364.8        $  306.9
==============================================================================

                            Strongsville Savings Bank


         Loan originations by type were as follows for the years ended:

------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31
LOAN ORIGINATIONS                        1996             1995            1994
==============================================================================
                                                    (In Millions)
REAL ESTATE LOANS
 One-to-four-family                  $  154.5        $    86.0        $   63.1
 Multi-family & commercial                8.6              5.2             2.7
 Construction                            50.5             43.6            50.2

RESIDENTIAL ACQUISITION
 & DEVELOPMENT                           39.9             43.2            30.5

OTHER LOANS                               7.2              8.9             5.7
------------------------------------------------------------------------------
    TOTAL LOAN ORIGINATIONS          $  260.7        $   186.9        $  152.2
==============================================================================


ASSET QUALITY

Management has designed stringent underwriting standards to minimize credit risk in the Bank's loan portfolio. All loans are subject to these standards, which include evaluating each applicant's ability to make periodic payments, his or her equity in the property, and the value of the underlying collateral. Management monitors the loan portfolio to determine that the level of credit risk remains stable and acceptable.

The Bank defines non-performing loans as those loans where there is an indication that the borrower no longer has the ability to repay. Generally, these loans are more than 90 days delinquent. Non-performing assets include non-performing loans and in-substance foreclosed loans. The Bank's non-performing assets have consistently been below peer group averages. The Bank's ratio of non-performing assets to total assets was 0.30%, 0.42% and 0.19% at December 31, 1996, 1995 and 1994, respectively. According to the SNL Securities Thrift Performance as of September 30, 1996, the industry average ratio of non-performing assets to total assets was 0.65% at September 30, 1996 and 0.63% and 0.82% at December 31, 1995 and 1994, respectively.

-------------------------------------------------------------------------------
                                                     DECEMBER 31
NON-PERFORMING ASSETS                   1996            1995              1994
===============================================================================
                                                 (Dollars in Thousands)
Total non-performing loans            $ 1,699          $ 2,052            $ 789
Other non-performing assets              --               --                --
-------------------------------------------------------------------------------
Total non-performing assets           $ 1,699          $ 2,052            $ 789
===============================================================================
Non-performing assets to
  total assets                           0.30%            0.42%            0.19%

Allowance for loan losses to
  non-performing loans                  83.76%           56.91%          120.11%

Net charge-offs (recoveries) to average
 loans outstanding for the year          0.01%            0.01%           (0.01%)
===============================================================================


At December 31, 1996, non-performing loans included twelve residential loans totaling $1,241,000, four construction loans totaling $453,000, and two consumer loans totaling $5,000. The ratio of net charge-offs to average loans outstanding illustrates the Bank's commitment to minimizing credit risk through its strict underwriting standards and collection procedures.

At December 31, 1996, there were two loans secured by funeral homes to a single borrower totaling $1.1 million which are not included in the table above. Indications of possible cash flow problems have caused management concern regarding the borrower's ability to comply with present loan repayment terms and may result in the classification of these loans as non-performing in the future. Based on written opinions from an independent fee appraiser, the collateral value of the properties are sufficient to cover the total outstanding debt.

ASSET AND LIABILITY MANAGEMENT


The Bank's asset and liability management program is intended to minimize the impact of significant changes in interest rates on net interest income. Management believes the keys to successful interest rate and credit risk management include the monitoring and management of interest rate sensitivity and the quality of assets, discussed above. Interest rate risk is the risk that net interest income or net portfolio value will decline significantly in periods of changing interest rates.

Strongsville Savings has endeavored to buffer net income from the effect of changes in interest rates by reducing the maturity or repricing mismatch between its interest-earning assets and interest-bearing liabilities. The Bank's strategy includes originating adjustable rate mortgage (ARM) loans, selling certain fixed-rate residential mortgage loans to the Federal Home Loan Mortgage Corporation (Freddie Mac) and investing in securities with short to medium terms. This strategy has resulted in an investment of $193.7 million, or 42.3% of the Bank's total mortgage loan portfolio in ARM loans at December 31, 1996. The Bank originated $97.7 million, $95.7 million and $66.4 million in ARM loans in 1996, 1995 and 1994, respectively. Although the Bank is committed to originating ARM loans, management believes that discounted "teaser" rate loans diminish the effectiveness of ARM loans for managing interest rate risk; therefore the Bank does not offer teaser rate loans.

Strongsville Savings sold $53.8 million in long-term, fixed-rate loans to Freddie Mac during 1996, $42.6 million in 1995 and $21.6 million in 1994. The Bank only sells loans to the secondary market on a non-recourse basis with servicing retained.

The Bank's investment portfolio consists primarily of investment grade corporate debt, government agency debt and mortgage-backed securities issued by government agencies. Substantially all of the corporate debt and government agency debt matures in three years or less.

The Bank's strategy to reduce the maturity or repricing mismatch between its interest rate sensitive assets and liabilities includes reducing the terms to maturity of its long-term, interest-earning assets, as noted above, and lengthening the terms to repricing or maturity of its interest-bearing liabilities. At December 31, 1996, the Bank's long-term, fixed-rate deposits with terms exceeding three years were $54.7 million.

A common industry measure of a financial institution's general sensitivity to interest rates is called the gap (GAP). The GAP represents the difference between the Bank's interest-earning assets and interest-bearing liabilities maturing within certain time frames, as a percent of the Bank's total assets. Table III illustrates the Bank's interest rate GAP at December 31, 1996.

                            Strongsville Savings Bank



Table III illustrates the maturities or repricing of the Bank's assets and liabilities at December 31, 1996 based on information from the financial model used by Strongsville Savings concerning prepayments and decay rates of major asset and liability categories.


-------------------------------------------------------------------------------------------------------------------------
TABLE III                                                               DECEMBER 31, 1996

MATURING OR                          WITHIN          6-12          1-3         3-5          5-10       10 OR      TOTAL
REPRICING PERIODS                    6 MONTHS        MONTHS        YEARS       YEARS        YEARS      MORE
                                                                      (Dollars in Thousands)
=========================================================================================================================
INTEREST-EARNING
 ASSETS

  Adjustable-rate mortgage loans      $23,490       $18,567       $21,537     $   --       $  --      $  --       $63,594
  Fixed-rate mortgage loans            16,787        15,834        55,260       43,256      71,789     42,826     245,752
  Other loans                          77,809        15,287        22,896        2,989       2,549        365     121,895
    Investments                        62,833        36,950        21,129        4,466       2,015      1,517     128,910
-------------------------------------------------------------------------------------------------------------------------
  Total                               180,919        86,638       120,822       50,711      76,353     44,708     560,151
-------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING
 LIABILITIES
  Certificate of deposit accounts     150,926       121,187        61,588       54,658        --         --       388,359
  Money market deposit accounts         3,245         2,656         6,603        2,964       2,088        326      17,882
  NOW and passbook accounts            10,141         8,782        24,838       13,972      13,700      4,262      75,695
  Advances from FHLB                   21,530           520         1,676        1,508        --         --        25,234
-------------------------------------------------------------------------------------------------------------------------
      Total                           185,842       133,145        94,705       73,102      15,788      4,588     507,170
-------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY GAP          (4,923)      (46,507)       26,117      (22,391)     60,565     40,120     $52,981
----------------------------------------------------------------------------------------------------------------  =======
CUMULATIVE GAP                        ($4,923)     ($51,430)     ($25,313)    ($47,704)    $12,861    $52,981
=============================================================================================================

CUMULATIVE INTEREST RATE
  SENSITIVITY GAP AS A PERCENT
  OF TOTAL ASSETS AT
  DECEMBER 31, 1996                     (0.87%)       (9.06%)       (4.46%)      (8.41%)      2.27%      9.34%
-------------------------------------------------------------------------------------------------------------------------
CUMULATIVE INTEREST RATE
  SENSITIVITY GAP AS A PERCENT
  OF TOTAL ASSETS AT
  DECEMBER 31, 1995                      5.23%        (0.38%)        2.56%       (6.37%)      2.63%     10.02%
=========================================================================================================================





The table presents the repricing dates of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1996. The annual prepayment and decay rates used in this table are obtained from an independent analysis service. Annual prepayment assumptions for 1996 range from 7% to 18% on fixed-rate mortgage loans, 10% to 24% on ARM loans, 12% to 19% on non-residential real estate mortgage loans, and 12% to 21% on other loans. Annual prepayment assumptions for 1995 ranged from 8% to 21% on fixed-rate mortgage loans, 18% to 28% on ARM loans, 9% to 22% on non-residential real estate mortgage loans, and 5% to 7% on other loans. The NOW, money market deposit and passbook accounts' decay rates for 1996 were assumed to vary across time horizons from 0% to 37% in 1996 and 0% to 33% in 1995.

The method used to analyze interest-rate sensitivity in Table III has a number of limitations. Certain assets and liabilities may react differently to changes in interest rates even though they reprice or mature in the same or similar time periods. The interest rates on certain assets and liabilities may change at different times from changes in market rates, with some changing in advance of changes in market rates, and some lagging behind changes in market rates. Also, certain assets, e.g. ARM loans, often have provisions that may limit changes in interest rates each time the interest rate changes, and on a cumulative basis over the life of the loan. Additionally, the actual prepayments and withdrawals experienced in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase.

LIQUIDITY


The Bank is required to maintain an average daily balance of liquid assets (cash; certain time deposits; bankers' acceptances; specified United States Government, state or federal agency obligations; shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than specified percentages of its net withdrawable deposit accounts plus short-term borrowings. The average eligible liquidity at December 31, 1996 was 16.07%, which exceeded the 5.0% requirement. The Bank's short-term liquidity at December 31, 1996, was 8.21%, which exceeded the 1.0% requirement.

Financial institutions, such as Strongsville Savings, must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Management of the Bank's cash flows requires the anticipation of deposit flows and loan payments. The Bank's primary sources of funds are deposits and principal and interest payments on loans. The Bank uses funds from deposit inflows and principal and interest payments on loans primarily to originate loans, and to purchase short-term investment securities and interest-earning deposits.

At December 31, 1996, loans-in-process to be funded over a future period of time totaled $26.7 million, and loan commitments or loans committed but not closed totaled $34.8 million. There were no commitments to purchase or sell loans at December 31, 1996. Funding for these amounts is expected to be provided by the sources described above. Management believes the Bank has adequate resources to meet its normal funding requirements.

The Bank is a party to a credit agreement with the Federal Home Loan Bank (FHLB) of Cincinnati whereby The Bank can obtain advances. The Bank had $25.2 million in advances outstanding from FHLB of Cincinnati at December 31, 1996.


IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Changes in the general level of prices for goods and services have a relatively minor impact on the Bank's total expenses because the Bank's primary assets and liabilities are monetary in nature. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the Bank.



NEW ACCOUNTING PRONOUNCEMENTS

See the Notes to the Consolidated Financial Statements, Note 1, caption New Accounting Standards for a discussion of accounting and reporting developments affecting the Bank.

                         CONSOLIDATED FINANCIAL STATEMENTS



                  Consolidated Statements of
                  Financial Condition
                                             21

                  Consolidated Statements of Income
                                             22

                  Consolidated Statements of Cash Flows
                                             23

                  Consolidated Statements of
                  Shareholders' Equity
                                             24

                  Notes to Consolidated Financial Statements
                                             25 - 38

                  Independent Auditors' Report
                                             39

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             (Dollars In Thousands)


-------------------------------------------------------------------------------------
                                                                      DECEMBER 31
                                                                    1996        1995
=====================================================================================
ASSETS
           CASH AND CASH EQUIVALENTS
              Cash and deposits with banks                     $   3,146    $  3,574
              Interest-bearing deposits with banks                 4,406      11,935

           INVESTMENT SECURITIES
              Held-to-maturity (fair values of $47,496
                and $49,640 at December 31,1996 and
                1995, respectively)                               47,684      49,354
              Available for sale (at fair value)                  21,996      26,595

           MORTGAGE-BACKED SECURITIES
              Held-to-maturity (fair values of $33,104
                and $37,819 at December 31, 1996 and
                1995, respectively)                               32,536      37,256
              Available for sale (at fair value)                  19,644      14,749

           LOANS -- NET
              (including allowance for loan losses of $1,423
              and $1,168 at December 31, 1996 and
              1995, respectively)                                425,060     331,017


           LOANS HELD FOR SALE                                       795       5,334
           ACCRUED INTEREST RECEIVABLE                             3,238       3,299
           FEDERAL HOME LOAN BANK STOCK-- AT COST                  2,831       2,407
           PREMISES AND EQUIPMENT-- NET                            3,939       4,334
           PREPAID EXPENSES AND OTHER ASSETS                       2,215       2,243
-------------------------------------------------------------------------------------
TOTAL ASSETS                                                   $ 567,490    $492,097
=====================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
           LIABILITIES
              Deposits                                         $ 493,471    $432,563
              Advances from Federal Home Loan Bank                25,234      13,333
              Advance payments by borrowers for
               taxes and insurance (escrow)                        1,502       1,222
              Deferred federal income tax                          1,584       1,583
              Accrued interest payable                               586         425
              Accounts payable and other accrued expenses          1,955       1,880
-------------------------------------------------------------------------------------
           TOTAL LIABILITIES                                     524,332     451,006
-------------------------------------------------------------------------------------
           SHAREHOLDERS' EQUITY
              Common stock, no par value; 10,000,000
               shares authorized, 2,530,800 shares
               issued and outstanding                              9,831       9,831
              Retained earnings (substantially restricted)        33,422      31,064
              Net unrealized gains (losses) in the fair
                value of securities                                  (95)        196
-------------------------------------------------------------------------------------
            TOTAL SHAREHOLDERS' EQUITY                            43,158      41,091
-------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 567,490    $492,097
=====================================================================================

See notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars in Thousands, Except Per Share Data)

-----------------------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31
                                                   1996         1995         1994
===================================================================================
INTEREST INCOME
    Loans                                      $   32,442   $   26,424   $   22,040
    Investment securities                           3,836        4,982        3,391
    Mortgage-backed securities                      3,110        3,192        1,230
    Other investments                                 470          812          461
-----------------------------------------------------------------------------------
                                                   39,858       35,410       27,122
-----------------------------------------------------------------------------------

INTEREST EXPENSE
    Deposits                                       23,516       20,428       13,762
    Advances from Federal Home Loan Bank              978          914          351
-----------------------------------------------------------------------------------
                                                   24,494       21,342       14,113
-----------------------------------------------------------------------------------
    Net interest income                            15,364       14,068       13,009
-----------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES                             305          238           92
-----------------------------------------------------------------------------------
    Net interest income after
       provision for loan losses                   15,059       13,830       12,917


NONINTEREST INCOME
    Gain on sale of loans and other assets          1,091          997          228
    Loan servicing fees                               623          464          545
    Service fees and other charges                    680          537          388
    Other                                              41           54           33
-----------------------------------------------------------------------------------
                                                    2,435        2,052        1,194
-----------------------------------------------------------------------------------

NONINTEREST EXPENSE
    Salaries and employee benefits                  3,716        3,487        2,935
    Net occupancy and equipment                     1,549        1,392        1,112
    Federal deposit insurance premium                 935          850          703
    Franchise tax                                     560          491          443
    Other                                           2,764        2,406        2,177
-----------------------------------------------------------------------------------
        Non-interest expense before one-time
           SAIF assessment                          9,524        8,626        7,370
        One-time SAIF assessment                    2,481         --           --
-----------------------------------------------------------------------------------
                                                   12,005        8,626        7,370
-----------------------------------------------------------------------------------
    Income before federal income taxes              5,489        7,256        6,741

FEDERAL INCOME TAXES                                1,941        2,539        2,331
-----------------------------------------------------------------------------------

NET INCOME                                     $    3,548   $    4,717   $    4,410
===================================================================================
EARNINGS PER COMMON SHARE                      $     1.40   $     1.86   $     1.74

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                       2,530,800    2,530,800    2,530,800
===================================================================================


See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

------------------------------------------------------------------------------------------
                                                               YEAR ENDED DECEMBER 31
                                                            1996        1995        1994
==========================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                            $  3,548    $  4,717    $  4,410
    Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
        Provision for loan losses                              305         238          92
        Gain on sale of loans and other assets              (1,091)       (997)       (228)
        Amortization of deferred yield items                (2,780)     (2,484)     (2,103)
        Proceeds from sale of loans originated for sale     54,222      38,351      21,551
        Disbursements on loans originated for sale         (49,251)    (43,258)     (7,795)
        Depreciation and amortization                          815         821         741
        Effect of change in accrued
          interest receivable and payable                      222        (595)       (583)
        Deferred federal income taxes                          151         597       1,192
        Other                                                 (282)        (84)     (2,057)
------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES          5,859      (2,694)     15,220
------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Net increase in loans                                  (89,255)    (50,416)    (50,965)
    Purchases of:
      Mortgage-backed securities and loans                 (19,887)    (22,284)    (29,383)
      Investment securities                                (44,020)    (59,176)    (58,689)
      Federal Home Loan Bank Stock                            (239)       (437)       --
      Premises and equipment                                  (566)     (1,489)       (746)
    Proceeds from:
      Investment security maturities                        50,224      60,528      36,833
      Mortgage-backed security principal
        repayments and maturities                           10,639       7,103       4,534
      Sales of available for sale securities                 6,744       2,518       3,995
      Sales of premises and equipment                          645        --          --
      Sales of loans                                          --         4,725        --
    Other                                                     --            11          27
------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                      (85,715)    (58,917)    (94,394)
------------------------------------------------------------------------------------------
       Net increase in deposits                             60,908      69,513      68,300
       Proceeds from advances from
         Federal Home Loan Bank (FHLB)                      73,650       2,000      16,000
       Payments on advances from FHLB                      (61,749)     (4,250)       (417)
       Payment of dividends on common stock                 (1,190)     (1,013)       (797)
       Increase (decrease) in escrow                           280         221        (147)
------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                   71,899      66,471      82,939
------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                     (7,957)      4,860       3,765

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR          15,509      10,649       6,884
------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR              $  7,552    $ 15,509    $ 10,649
==========================================================================================


See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  (Dollars in Thousands, Except Per Share Data)

----------------------------------------------------------------------------------------------
                                             NET UNREALIZED
                                             GAIN (LOSS)                          TOTAL
                                   COMMON    IN THE FAIR VALUE    RETAINED        SHAREHOLDERS'
                                   STOCK     OF SECURITIES        EARNINGS        EQUITY
==============================================================================================
Balance, January 1, 1994           $9,831       $ --              $ 23,747        $ 33,578

Dividends-- $0.315 per share         --           --                  (797)           (797)

Net unrealized (loss) in the
 fair value of securities            --           (38)                --               (38)

Net income                           --           --                 4,410           4,410
----------------------------------------------------------------------------------------------
Balance, December 31, 1994          9,831         (38)              27,360          37,153

Dividends-- $0.40 per share          --           --                (1,013)         (1,013)

Net unrealized gain in the
 fair value of securities            --           234                 --               234

Net income                           --           --                 4,717           4,717
----------------------------------------------------------------------------------------------
Balance, December 31, 1995          9,831         196               31,064          41,091

Dividends-- $0.47 per share          --           --                (1,190)         (1,190)

Net unrealized (loss) in the
 fair value of securities            --          (291)                --              (291)

Net income                           --           --                 3,548           3,548
----------------------------------------------------------------------------------------------
Balance, December 31, 1996         $9,831       $ (95)            $ 33,422        $ 43,158
==============================================================================================



See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF OPERATIONS

          The Strongsville Savings Bank conducts its principal activities from its Community Financial Centers located in southwestern Cuyahoga, Lorain and Medina counties. The Bank's principal activities include residential lending and retail banking. Emerald Financial Corporation (Emerald or Company) is a unitary thrift holding company whose wholly owned subsidiary is The Strongsville Savings Bank (Bank). Emerald became the Bank's holding company in a tax-free exchange of shares of the Bank for shares of Emerald consummated on March 6, 1997.

          BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of the Bank and its subsidiary. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current year presentation.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          INVESTMENT AND MORTGAGE-BACKED SECURITIES

          Securities are classified as held-to-maturity, available for sale or trading. Only those securities classified as held-to-maturity are reported at amortized cost. Management has the intent and ability to hold securities classified as held-to-maturity, to maturity. Securities classified as available for sale and trading are reported at their fair values. Unrealized gains and losses, net of deferred income taxes, on available for sale securities are included in shareholders' equity. Unrealized gains and losses, net of deferred income taxes, on trading securities are included in income. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

          On December 30, 1995, management took a permitted one-time opportunity to re-evaluate securities classification under SFAS No. 115 and reclassified securities with an amortized cost of $40,047,000 from held-to-maturity to available for sale. The unrealized gain at the time of the transfer was $297,000.

          LOANS

          Interest income on loans is based on the principal balance outstanding. Interest is accrued as earned unless there is a distinct indication that the borrower's cash flow or collateral may not be sufficient to meet his/her contractual obligations. Loans are also placed on nonaccrual status when principal or interest is past due more than ninety days, unless the loan is well secured by real estate. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income. Interest is subsequently recognized only to the extent that cash payments are received. When the borrower has demonstrated that he/she has the intent and ability to make scheduled principal and interest payments, the loan may be returned to accrual status.

          Loan origination fees, net of certain direct loan origination costs, are deferred and amortized over the life of the related loans as a yield adjustment for loans originated for investment. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a basis adjustment for loans originated for sale. Loan commitment fees are deferred and recognized as yield adjustments over the estimated life of the related loans.

          Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value and were $795,000 at December 31, 1996. Gains or losses on sales are recognized in noninterest income or noninterest expense, respectively, upon delivery.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The Bank adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, effective January 1, 1995, which requires an entity that sells or securitizes loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. The resulting capitalized mortgage servicing rights must be assessed for impairment periodically based on fair value, with any impairment recognized through a valuation allowance. The effect of adopting SFAS No. 122 in 1995 was to increase the gain on sales of loans by $281,000 (pre-tax).

          The Bank adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral. The statement also specifies alternative methods for recognizing interest income on loans that are impaired, or for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all non one-to-four family residential mortgage loans greater than $500,000 on nonaccrual status. The Bank's policy for income recognition was not affected by the adoption of SFAS Nos. 114 and 118. The adoption of this statement did not have a material impact on the Bank's 1995 consolidated financial statements.

          ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is maintained at a level management considers adequate to absorb potential loan losses. Loans charged-off are charged to, and recoveries are credited to, the allowance. Provisions for loan losses are based on management's review of the historical loan loss experience, known and inherent risks in the portfolio, current economic conditions and such other factors that, in management's judgment, are relevant.

          PREMISES AND EQUIPMENT

          Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed on the straight-line method over the lives of the related leases or the useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.

          INTANGIBLE ASSETS

          Cost in excess of the fair value of net assets acquired (goodwill) is stated net of accumulated amortization and is included in prepaid expenses and other assets in the Consolidated Statements of Financial Condition. Goodwill for acquisitions after September 30, 1982 is being charged to operations over the estimated remaining life of the long-term interest-bearing assets acquired using the level-yield method. Goodwill for acquisitions before October 1, 1982 is being charged to operations over twenty-five years using the straight-line method.

          EARNINGS PER SHARE

          Net income per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. Net income per share has not been adjusted for the effect of stock options as the dilutive effect is less than 3% in any year.

          SHAREHOLDERS' EQUITY

          The Bank paid dividends of $1,190,000 in 1996 and $1,013,000 in 1995. The Bank's ability to make capital distributions is restricted by OTS regulations. As a Tier 1 Association under OTS regulations, the Bank is granted the greatest flexibility in capital distributions. The Bank is authorized to distribute the greater of: (1) 100% of year-to-date net income plus 50% of excess capital at the beginning of the year or
          (2) 75% of net income over the most recent four-quarter period. Dividend payments were limited to $11,934,000 at December 31, 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          STATEMENT OF CASH FLOWS

          The Bank considers all cash and deposits with banks maturing in three months or less to be cash equivalents for the Statement of Cash Flows.

          Income tax payments of $1,863,000, $1,718,000 and $1,989,000 were made for the years ended December 31, 1996, 1995 and 1994, respectively. Interest paid totaled $24,333,000, $21,217,000 and $13,925,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Transfers from loans to real estate owned were $696,000 and $113,000 during the years ended December 31, 1996 and 1994, respectively. Loans made to finance the sale of real estate owned were $600,000 and $100,000 during the years ended December 31, 1996 and 1994, respectively. There were no transfers from loans to real estate owned during the year ended December 31, 1995, nor any loans made to finance the sale of real estate owned.

          NEW ACCOUNTING STANDARDS

          SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements and was effective January 1, 1996. Management has elected to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation. There were no options granted in 1996 or in 1995, therefore no pro-forma disclosures have been included.

          SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on the consistent application of a financial-components approach. Under the financial-components approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective January 1, 1997. SFAS No. 127, defers the effective date of certain provisions of statement 125 until January 1, 1998. Management has not completed the process of evaluating this statement and, therefore, has not determined the impact, if any, that adopting this statement will have on the financial position and results of operations of the Bank.

2. INVESTMENT SECURITIES

     Amortized cost, fair values, maturities and yields for held-to-maturity securities are summarized as follows:


------------------------------------------------------------------------------------------------------------------
                                                                      DECEMBER 31, 1996
                                                                                                          WEIGHTED
                                          AMORTIZED           GROSS           GROSS            FAIR       AVERAGE
                                          COST           UNREALIZED GAIN   UNREALIZED LOSS     VALUE      YIELD
==================================================================================================================
                                                                    (Dollars in Thousands)
U.S. GOVERNMENT AND AGENCY OBLIGATIONS
  Due in one year or less                 $   19,100          $ --           $    --           $19,100       5.36%
  Due after one year through five years          201            --                 3               198       4.76
------------------------------------------------------------------------------------------------------------------
                                              19,301            --                 3            19,298       5.35
------------------------------------------------------------------------------------------------------------------
CORPORATE BONDS
  Due in one year or less                     20,972            68                15            21,025       6.43
  Due after one year through five years        5,857             2                19             5,840       5.80
------------------------------------------------------------------------------------------------------------------
                                              26,829            70                34            26,865       6.29
------------------------------------------------------------------------------------------------------------------
OTHER
  Due in one year or less                        815            --               162               653       7.23
  Due after one year through five years          739             2                61               680       7.24
------------------------------------------------------------------------------------------------------------------
                                               1,554             2               223             1,333       7.24
------------------------------------------------------------------------------------------------------------------
TOTAL                                     $   47,684          $ 72           $   260           $47,496       5.94%
==================================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. INVESTMENT SECURITIES

-------------------------------------------------------------------------------------------------------------------
                                                                           DECEMBER 31, 1995
                                                                                                         WEIGHTED
                                               AMORTIZED        GROSS          GROSS           FAIR      AVERAGE
                                               COST       UNREALIZED GAIN  UNREALIZED LOSS     VALUE     YIELD
===================================================================================================================
                                                                         (Dollars in Thousands)
U.S. GOVERNMENT AND AGENCY OBLIGATIONS
  Due in one year or less                      $ 1,200          $ --          $    --          $ 1,200   5.95%
-------------------------------------------------------------------------------------------------------------------
CORPORATE BONDS
  Due in one year or less                       20,388            56               31           20,413   5.95
  Due after one year through five years         23,845           277               36           24,086   6.36
-------------------------------------------------------------------------------------------------------------------
                                                44,233           333               67           44,499   6.17
-------------------------------------------------------------------------------------------------------------------
OTHER
  Due in one year or less                           23            --               --               23   6.12
  Due after one year through five years          3,898            21                1            3,917   7.55
-------------------------------------------------------------------------------------------------------------------
                                                 3,921            21                1            3,941   7.55
-------------------------------------------------------------------------------------------------------------------
TOTAL                                          $49,354          $354          $    68          $49,640   6.27%
===================================================================================================================


At December 31, 1996 and 1995, securities with a book value of $ 7,928,000 and $ 1,200,000, respectively, were pledged as collateral for public funds and treasury, tax and loan deposits.


    Amortized cost, fair values, maturities and yields for available for sale securities are summarized as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                      DECEMBER 31, 1996
                                                                                                         WEIGHTED
                                              AMORTIZED        GROSS         GROSS           FAIR        AVERAGE
                                              COST       UNREALIZED GAIN  UNREALIZED LOSS    VALUE       YIELD
===================================================================================================================
                                                                    (Dollars in Thousands)
U.S. GOVERNMENT AND AGENCY OBLIGATIONS
  Due in one year or less                     $ 1,100          $--          $     2          $ 1,098     5.45%
  Due after one year through five years        15,834           16               65           15,785     5.96
-------------------------------------------------------------------------------------------------------------------
                                               16,934           16               67           16,883     5.93
-------------------------------------------------------------------------------------------------------------------
CORPORATE BONDS
  Due in one year or less                       4,086           --                9            4,077     5.61
  Due after one year through five years         1,041           --                5            1,036     5.99
-------------------------------------------------------------------------------------------------------------------
                                                5,127           --               14            5,113     5.69
-------------------------------------------------------------------------------------------------------------------
TOTAL                                         $22,061          $16          $    81          $21,996     5.87%
===================================================================================================================

                                                                      DECEMBER 31, 1995
===================================================================================================================
                                                                    (Dollars in Thousands)
U.S. GOVERNMENT AND AGENCY OBLIGATIONS
  Due in one year or less                     $ 3,039          $ 5          $    --          $ 3,044     5.67%
  Due after one year through five years        22,509           49                6           22,552     6.45
-------------------------------------------------------------------------------------------------------------------
                                               25,548           54                6           25,596     6.36
-------------------------------------------------------------------------------------------------------------------
CORPORATE BONDS
  Due in one year or less                       1,000           --                1              999     5.50
-------------------------------------------------------------------------------------------------------------------
TOTAL                                         $26,548          $54          $     7          $26,595     6.32%
===================================================================================================================


There were no sales of securities held-to-maturity in 1996, 1995, or 1994. Sales of securities available for sale resulted in gross realized gains of $26,000 in 1995 and in losses of $31,000 in 1994. There were no sales of securities available for sale in 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. MORTGAGE-BACKED SECURITIES

          Amortized cost and fair values of mortgage-backed securities held-to-maturity are summarized below:

---------------------------------------------------------------------------------------------
                                                            DECEMBER 31, 1996
                                                            GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                                                COST        GAIN         LOSS         VALUE
=============================================================================================
                                                            (In Thousands)
MORTGAGE POOL SECURITIES
    Federal Home Loan Mortgage
      Corporation participation certificates    $ 4,291     $   54       $    16      $ 4,329
       Federal National Mortgage Association        941         --            12          929
    Government National Mortgage
      Association                                 6,109        225            --        6,334
    Other                                         5,235         --             6        5,229
---------------------------------------------------------------------------------------------
                                                 16,576        279            34       16,821
---------------------------------------------------------------------------------------------
REAL ESTATE MORTGAGE INVESTMENT TRUSTS
  & COLLATERALIZED MORTGAGE OBLIGATIONS
    Federal Home Loan Mortgage
      Corporation participation certificates    $ 3,302         46            --        3,348
    Federal National Mortgage Association         6,531        193            --        6,724
    Other                                         6,127         88             4        6,211
---------------------------------------------------------------------------------------------
                                                 15,960        327             4       16,283
---------------------------------------------------------------------------------------------
TOTAL                                           $32,536     $  606       $    38      $33,104
=============================================================================================

--------------------------------------------------------------------------------------------
                                                             DECEMBER 31, 1995
                                                           GROSS        GROSS
                                               AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                                               COST        GAIN         LOSS         VALUE
============================================================================================
                                                             (In Thousands)
MORTGAGE POOL SECURITIES
    Federal Home Loan Mortgage
      Corporation participation certificates   $ 4,026     $   12       $    11      $ 4,027
    Government National Mortgage
      Association                                7,194        234            --        7,428
    Other                                        6,619         --            15        6,604
--------------------------------------------------------------------------------------------
                                                17,839        246            26       18,059
--------------------------------------------------------------------------------------------
REAL ESTATE MORTGAGE INVESTMENT TRUSTS
  & COLLATERALIZED MORTGAGE OBLIGATIONS
    Federal Home Loan Mortgage
      Corporation participation certificates   $ 3,887         54            --        3,941
    Federal National Mortgage Association        6,652        179            --        6,831
    Other                                        8,878        110            --        8,988
--------------------------------------------------------------------------------------------
                                                19,417        343            --       19,760
--------------------------------------------------------------------------------------------
TOTAL                                          $37,256     $  589       $    26      $37,819
============================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Amortized cost and fair values of mortgage-backed securities available for sale are summarized below:


---------------------------------------------------------------------------------------------------
                                                                   DECEMBER 31, 1996
                                                                GROSS         GROSS
                                                   AMORTIZED    UNREALIZED    UNREALIZED    FAIR
                                                   COST         GAIN          LOSS          VALUE
===================================================================================================
                                                                    (In Thousands)
MORTGAGE POOL SECURITIES
    Federal Home Loan Mortgage
          Corporation participation certificates   $ 1,649      $  --         $   7         $ 1,642
---------------------------------------------------------------------------------------------------
                                                     1,649         --             7           1,642
---------------------------------------------------------------------------------------------------
 REAL ESTATE MORTGAGE INVESTMENT TRUSTS
 & COLLATERALIZED MORTGAGE OBLIGATIONS
    Federal Home Loan Mortgage
          Corporation participation certificates    12,821          7            62          12,766
    Federal National Mortgage Association            5,252         10            26           5,236
---------------------------------------------------------------------------------------------------
                                                    18,073         17            88          18,002
---------------------------------------------------------------------------------------------------
Total                                              $19,722      $  17         $  95         $19,644
===================================================================================================


---------------------------------------------------------------------------------------------------
                                                                    DECEMBER 31, 1995
                                                                GROSS         GROSS
                                                   AMORTIZED    UNREALIZED    UNREALIZED    FAIR
                                                   COST         GAIN          LOSS          VALUE
===================================================================================================
                                                                    (In Thousands)
MORTGAGE POOL SECURITIES
    Federal Home Loan Mortgage
          Corporation participation certificates   $ 3,292      $  35         $  10         $ 3,317
    Federal National Mortgage Association            3,723        144            --           3,867
---------------------------------------------------------------------------------------------------
                                                     7,015        179            10           7,184
---------------------------------------------------------------------------------------------------
 REAL ESTATE MORTGAGE INVESTMENT TRUSTS
 & COLLATERALIZED MORTGAGE OBLIGATIONS
    Federal Home Loan Mortgage
          Corporation participation certificates     4,236         73            13           4,296
    Federal National Mortgage Association            3,248         37            16           3,269
---------------------------------------------------------------------------------------------------
                                                     7,484        110            29           7,565
---------------------------------------------------------------------------------------------------
Total                                              $14,499      $ 289         $  39         $14,749
===================================================================================================


There were no sales of mortgage-backed securities held-to-maturity in 1996, 1995 or 1994. Sales of mortgage-backed securities available for sale resulted in gross realized gains of $83,000 in 1996. There were no sales of mortgage-backed securities available for sale in 1995 or 1994.

The Bank's portfolio of privately issued mortgage-backed securities are backed by mortgages on residential and multi-family properties. These securities are of investment grade.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. LOANS

     The primary goal of the Bank's lending activities is to provide residential real estate mortgage loans to homeowners in its lending area. The Bank's fourteen Community Financial Centers are located in Strongsville, Hinckley, Berea, North Royalton, Medina Township, Wellington, Parma Heights, Westlake, North Ridgeville, Brecksville, Broadview Heights, Columbia Station, Avon and Brunswick.


          The composition of the overall loan portfolio is as follows:

-------------------------------------------------------------------
                                                     DECEMBER 31
                                                  1996       1995
===================================================================
REAL ESTATE MORTGAGE LOANS
  PERMANENT FIRST MORTGAGE LOANS
    One-to-four family                          $301,284   $220,490
    Multi-family                                   1,049      1,183
    Commercial                                    46,883     42,098
    Land                                             195        358

  CONSTRUCTION FIRST MORTGAGE LOANS
    Acquisition and development (residential)     54,670     48,538
    One-to-four family                            37,049     26,960
    Multi-family                                     240      2,660
    Commercial                                     2,376      4,233
-------------------------------------------------------------------
      Total mortgage loans                       443,746    346,520

OTHER LOANS
    Commercial                                     4,250      3,955
    Consumer installment                           9,117      8,895
-------------------------------------------------------------------
      Total loans                                457,113    359,370

LESS
    Undisbursed portion of
      loans in process                            26,676     23,639
    Deferred loan fees and discounts               3,954      3,546
    Allowance for loan losses                      1,423      1,168
-------------------------------------------------------------------
      TOTAL LOANS HELD FOR INVESTMENT -- NET    $425,060   $331,017
===================================================================
REAL ESTATE MORTGAGE LOANS
    HELD FOR SALE                               $    806   $  5,396

    Less deferred loan fees                           11         62
-------------------------------------------------------------------
      TOTAL LOANS HELD FOR SALE -- NET          $    795   $  5,334
===================================================================



     Adjustable-rate mortgage and other loans represent $193,674,000 and $171,322,000 of the loans included in the table above at December 31, 1996 and 1995, respectively. The Bank had commitments to lend $34,800,000 at December 31, 1996; $17,457,000 of these commitments were for adjustable-rate loans. The Bank had commitments to lend $26,353,000 at December 31, 1995; $7,279,000 of these commitments were for adjustable-rate loans. Adjustable-rate loans generally reprice with the prime rate or the one or three year constant maturity treasury rate.

     The Bank sells loans to the secondary market in conjunction with certain loan programs, to provide funding and as a tool for managing interest rate risk. Loans are sold to the secondary market without recourse and with servicing retained. The Bank was servicing loans for investors totaling $192,578,000 and $159,482,000 at December 31, 1996 and 1995, respectively.
     Custodial escrow balances maintained in connection with loans serviced for investors were $2,057,000 and $1,866,000 at December 31, 1996 and 1995,
     respectively.

     Residential acquisition and development loans are extended to local builders and developers with whom the Bank has generally had long-standing business relationships. These loans are secured by land zoned for residential development located in the Bank's market area.

     Under federal regulations, real estate loans to one borrower cannot exceed 15% of unimpaired capital and surplus without a waiver of this requirement from the Office of Thrift Supervision. The Bank obtained such a waiver which increases the limit on loans to one borrower for residential real estate to 30% of unimpaired capital and surplus.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Bank's commercial real estate loan portfolio includes permanent and construction loans. Because commercial real estate loans are dependent on income production or future development for repayment, management believes these loans present somewhat greater risk of default than conventional mortgage loans. The Bank's commercial real estate loan portfolio consists of loans collateralized by property located in the Bank's primary lending area. The Bank's aggregate commercial real estate loans may not exceed 400% of its core capital. The Bank could lend an additional $120,609,000 before reaching the $169,868,000 limit.


The following table summarizes the Bank's commercial real estate and commercial construction loan portfolios by type of collateral.

------------------------------------------------------------------------------------
                                                       DECEMBER 31
                                            1996                       1995
                                   AMOUNT            %        AMOUNT           %
====================================================================================
PERMANENT
 Industrial/warehouse              $ 5,883          11.94%   $  8,055        17.39%
 Retail                             11,436          23.22      11,811        25.49
 Office buildings                    6,693          13.59       7,144        15.42
 Churches                            1,748           3.55       1,320         2.85
 Other                              21,123          42.88      13,768        29.72
------------------------------------------------------------------------------------
                                   $46,883          95.18      42,098        90.87
------------------------------------------------------------------------------------
CONSTRUCTION
 Office buildings                      365          0.74          915         1.97
 Churches                              400          0.81        1,500         3.24
 Other                               1,611          3.27        1,818         3.92
------------------------------------------------------------------------------------
                                     2,376          4.82        4,233         9.13
------------------------------------------------------------------------------------
TOTAL                              $49,259        100.00%    $ 46,331       100.00%
====================================================================================


            Activity in the allowance for loan losses is as follows:

------------------------------------------------------------------------------------
                                                YEAR ENDED DECEMBER 31
                                        1996            1995            1994
====================================================================================
                                                   (In Thousands)
Balance, beginning of year         $  1,168         $    948         $  840
Provision charged to expense            305              238             92
Loans charged off                       (60)             (21)           (13)
Recoveries                               10                3             29
------------------------------------------------------------------------------------
BALANCE, END OF YEAR               $  1,423         $  1,168         $  948
====================================================================================


Nonaccrual loans totaled $604,000 and $146,000 at December 31, 1996 and 1995, respectively. Interest income that would have been recorded under the original terms of all nonaccrual loans during each period and the interest income actually recognized for each period are summarized below:

------------------------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31
                                               1996            1995           1994
====================================================================================
                                                   (In Thousands)
Interest income that would have
  been recorded                              $ 101          $    49          $  25
Interest income recognized                       9               37             12
------------------------------------------------------------------------------------
Interest income foregone                     $  92          $    12          $  13
====================================================================================


The Bank is not committed to lend additional funds to debtors whose loans have been placed on nonaccrual. There were no loans considered impaired at December 31, 1996 or 1995, or during the years then ended.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5. BANK PREMISES AND EQUIPMENT

                Premises and equipment consist of the following:


-----------------------------------------------------------------------------------------------
                                                                    DECEMBER 31
                                                             1996                1995
===============================================================================================
                                                                  (In Thousands)
                  Land                                     $   612             $   672
                  Buildings and improvements                 3,051               3,355
                  Furniture, fixtures and equipment          3,361               3,117
-----------------------------------------------------------------------------------------------
                                                             7,024               7,144
                  Less accumulated depreciation
                  and amortization                           3,085               2,810
-----------------------------------------------------------------------------------------------
                  TOTAL                                    $ 3,939             $ 4,334
===============================================================================================

During 1996, the Bank sold certain real estate, a portion of which is being leased back. The sale resulted in a pre-tax gain of $298,000. Depreciation and amortization expense related to Bank premises and equipment was $682,000 in 1996, $678,000 in 1995 and $591,000 in 1994.

The Bank has entered into a number of noncancelable operating leases with respect to office space. Rental expense for all leases was $251,000 in 1996, $178,000 in 1995 and $110,000 in 1994.


  The following is a schedule of future minimum annual lease commitments as of
                               December 31, 1996:

===============================================================================================
                                                                (In Thousands)
                 1997                                             $    284
                 1998                                                  284
                 1999                                                  274
                 2000                                                  239
                 2001                                                  232
                 Thereafter                                          1,055
-----------------------------------------------------------------------------------------------
                 TOTAL PAYMENTS                                   $  2,368
===============================================================================================

6. DEPOSITS

              Deposits by interest rate are summarized as follows:

------------------------------------------------------------------------------------------------------
                                                       DECEMBER 31
                                          1996                                    1995
------------------------------------------------------------------------------------------------------
                             WEIGHTED                                WEIGHTED
                              AVERAGE                                 AVERAGE
   TYPE OF ACCOUNT             COST       AMOUNT        %              COST       AMOUNT          %
======================================================================================================
                                                  (Dollars in Thousands)
Passbook accounts              2.90%   $  46,034       9.33%           2.88%    $  47,423       10.96%
NOW accounts                   2.02       29,661       6.01            2.02        26,025        6.02
Commercial accounts
  (non-interest bearing)        --        11,535       2.34            --          11,728        2.71
Money Market deposit accounts  2.53       17,882       3.62            2.53        23,014        5.32
------------------------------------------------------------------------------------------------------
    Subtotal                   2.27      105,112      21.30            2.29       108,190       25.01
------------------------------------------------------------------------------------------------------
Certificate of Deposit accounts:
  4.50% and less               2.54        1,849       0.37            3.03         4,454        1.03
  4.51% to 5.50%               5.34      116,857      23.68            5.27        77,802       17.99
  5.51% to 6.50%               6.03      187,013      37.90            6.03       120,175       27.78
  6.51% to 7.50%               7.32       73,823      14.96            7.22       108,282       25.03
  7.51% and greater            8.85        8,817       1.79            9.01        13,660        3.16
------------------------------------------------------------------------------------------------------
  Subtotal                     6.11      388,359      78.70            6.33       324,373       74.99
------------------------------------------------------------------------------------------------------
TOTAL                          5.29%   $ 493,471     100.00%           5.32%    $ 432,563      100.00%
======================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Included in the preceding table, at December 31, 1996, the Bank had $78,612,000 in certificates of deposit with balances of $100,000 or more. The Bank does not enter into brokered deposit arrangements and had no brokered deposits at December 31, 1996 or 1995.



          The summary of certificates of deposit by maturity follows:

--------------------------------------------------------------------------------------------------
                                                             DECEMBER 31, 1996
==================================================================================================
                                                               (In Thousands)
                    Within 6 months                           $     67,050
                    6 months to 12 months                           86,311
                    12 months to 30 months                          99,135
                    Over 30 months                                 135,863
--------------------------------------------------------------------------------------------------
                    TOTAL                                      $   388,359
==================================================================================================



          The following is a summary of interest expense on deposits:

--------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31
                                                              1996           1995        1994
==================================================================================================
                                                                      (In Thousands)
                    Passbook accounts                     $  1,328      $   1,132    $    768
                    NOW accounts                               505            442         412
                    Money market deposit accounts              499            673         991
                    Certificate of deposit accounts         21,184         18,181      11,591
--------------------------------------------------------------------------------------------------
                    TOTAL                                 $ 23,516      $  20,428    $ 13,762
==================================================================================================



7.  ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank (FHLB) consist of $21.0 million with a weighted average variable rate of 5.57% and $4.2 million with a weighted average fixed rate of 6.96% at December 31, 1996.

Although individual loans are not specifically pledged, the FHLB requires that the Bank have mortgage loans which are, among other things, clear of pledges, liens and encumbrances and equal to at least 150% of the advances from the FHLB. The stock of the FHLB owned by the Bank is also pledged as collateral for these borrowings.

    Scheduled payments on FHLB advances at December 31,1996 are as follows:

==================================================================================================
                                                                 (In Thousands)
                    1997                                           $   1,040
                    1998                                               1,043
                    1999                                               3,139
                    2000                                              18,549
                    2001                                               1,463
--------------------------------------------------------------------------------------------------
                    TOTAL PAYMENTS                                 $  25,234
==================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.  FEDERAL INCOME TAXES

The Bank and its wholly owned subsidiary file a consolidated federal income tax return.

       A summary of the provision for federal income taxes is as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31
                                                           1996           1995           1994
=========================================================================================================================
                                                                    (In Thousands)
                           Current                      $  1,790         $ 1,942      $  1,139
                           Deferred                          151             597         1,192
-------------------------------------------------------------------------------------------------------------------------
                           TOTAL                        $  1,941         $ 2,539      $  2,331
=========================================================================================================================


    A reconciliation between the statutory income tax rate and the effective consolidated income tax rate is as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                        DECEMBER 31
                                                     1996                   1995                   1994
                                              AMOUNT        %       AMOUNT         %       AMOUNT        %
=========================================================================================================================
                                                                 (Dollars in Thousands)
                  Tax at statutory rate      $ 1,836     34.0%      $ 2,467      34.0%    $  2,292      34.0%
                  Other                          105      1.9            72       1.0           39       0.5
-------------------------------------------------------------------------------------------------------------------------
                  EFFECTIVE INCOME TAX
                    PROVISION                $ 1,941     35.9%      $ 2,539      35.0%    $  2,331      34.5%
=========================================================================================================================


  The tax effects of significant items comprising the Bank's net deferred tax liability are as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                  DECEMBER 31
                                                            1996                1995
=========================================================================================================================
                                                                (In Thousands)
                  Loan loss allowances                    $   646             $   732
                  FHLB stock dividends                        407                 344
                  Deferred loan origination fees              344                 213
                  Depreciation and amortization               137                 141
                  Mortgage servicing rights                   148                  85
                  Mark-to-market accounting                   (48)                 83
                  Other                                       (50)                (15)
-------------------------------------------------------------------------------------------------------------------------
                  TOTAL                                   $ 1,584             $ 1,583
=========================================================================================================================


The Bank's tax bad-debt deduction prior to 1996 was determined under Section 593 of the Internal Revenue Code, and was the greater of the amounts using the percentage-of-taxable-income accounting method or the specific charge-off accounting method. During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code, thereby eliminating the percentage-of-taxable-income accounting method after 1995. The excess reserves between 1988 and 1995 are required to be recaptured into taxable income over a six year period beginning in 1996. This recapture may be delayed for a one or two-year period subject to meeting certain residential loan requirements. Management estimates that recapture of this amount will begin in 1998 because they expect to meet the residential loan tests required for deferral. The recapture has no effect on the Bank's statement of operations because taxes were provided in prior years in accordance with SFAS No. 109, Accounting for Income Taxes. The recapture amount of $3.3 million will result in payments of $1.1 million. The Pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of shareholders or if the Bank no longer qualifies as a "bank." Tax bad debt deductions accumulated prior to 1988 by the Bank are approximately $2.4 million. No deferred income taxes have been provided on these bad debt deductions and no recapture of these amounts is anticipated.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9. LONG TERM INCENTIVE PLAN

     Options have been granted under The Strongsville Savings Bank 1994 Long-Term Incentive Plan (Plan) to key employees and directors of the Bank. Options awarded under the plan are vested one year after the date granted. At December 31, 1996, there were 209,000 options outstanding with an average option price of $18.44. The expiration dates of the stock options outstanding at December 31, 1996 are January 11, 1999 for 4,000 options granted at $18.25, January 11, 2004 for 166,000 options granted at $18.25 and October 18, 2004 for 39,000 options granted at $19.25. At December 31, 1996, 209,000 options were exercisable and 41,000 shares were available for granting additional options.

10. EMPLOYEE BENEFIT PLANS

     The Bank has a profit-sharing retirement plan covering substantially all employees. The Bank's contribution to the plan is discretionary and is determined annually by the Board of Directors. Contributions were $139,000 in 1996, $173,000 in 1995 and $148,000 in 1994.

     The Bank also has a qualified, tax-exempt profit-sharing plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code. The Bank provides matching contributions of up to 3% of qualifying employees' annual eligible compensation. Contributions were $79,000 in 1996, $68,000 in 1995 and $59,000 in 1994.

     The Bank also has a nonqualified, unfunded Supplemental Executive Retirement Plan (SERP) that provides certain officers with retirement benefits. Pension costs of $100,000 and $116,000 were charged to noninterest expense in 1996 and 1995, respectively.

11. SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

     On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund (SAIF) in a section entitled the Deposit Insurance Funds Act of 1996. The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Bank recorded a pre-tax charge of $2,481,000, which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment on September 30, 1996, and later paid on November 29, 1996.


12. REGULATORY CAPITAL REQUIREMENTS


     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the tables below) of tangible, core and total risk-based capital. Prompt corrective action regulations require specific supervisory actions as capital levels decrease. To be considered adequately capitalized under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following tables.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




----------------------------------------------------------------------------------------------------------------------------
                                                                       AS OF DECEMBER 31, 1996
                                                                                               TO BE WELL CAPITALIZED
                                                                            FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                                           ACTUAL         ADEQUACY PURPOSES       ACTION PROVISIONS
----------------------------------------------------------------------------------------------------------------------------
                                                    AMOUNT    RATIO     AMOUNT    RATIO            AMOUNT    RATIO
============================================================================================================================
                                                                         (Dollars in Thousands)
     Total capital (to risk-weighted assets)        $43,885    12.93%   $27,139      8.0%          $33,924     10.0%
     Tier 1 capital (to risk-weighted assets)        42,467    12.51      N/A        N/A            20,354      6.0
     Tier 1 capital (to adjusted tangible assets)    42,467     7.49     17,006      3.0            28,344      5.0
     Tangible capital (to tangible assets)           42,467     7.49      8,503      1.5               N/A      N/A
============================================================================================================================


                                                                         AS OF DECEMBER 31, 1995
============================================================================================================================
                                                                         (Dollars in Thousands)
     Total capital (to risk-weighted assets)        $41,126    13.51%   $24,355      8.0%           $30,444     10.0%
     Tier 1 capital (to risk-weighted assets)        39,975    13.13      N/A        N/A             18,266      6.0
     Tier 1 capital (to adjusted tangible assets)    39,975     8.14     14,729      3.0             24,549      5.0
     Tangible capital (to tangible assets)           39,975     8.14      7,365      1.5                N/A      N/A
============================================================================================================================

     As of December 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risked-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the preceding tables. There are no conditions or events since that notification that have changed the Bank's category.

     Management believes, as of December 31, 1996, that the Bank meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which the Bank's loans and securities are concentrated, could adversely affect future earnings and, consequently, the Bank's ability to meet its future capital requirements.




13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of financial instruments were based on various assumptions and estimates as of a point in time. They represent liquidation values and could differ significantly from amounts that may be realized in a current market exchange. The fair values indicated below should not be construed as the underlying value of the Bank.


     The following table presents the estimates of fair value of financial instruments, except for investment and mortgage-backed securities which are disclosed in Notes 2 and 3:


============================================================================================================================
                                                                DECEMBER 31, 1996             DECEMBER 31, 1995
                                                             CARRYING          FAIR         CARRYING       FAIR
                                                             VALUE             VALUE        VALUE          VALUE
============================================================================================================================
                                                                                 (In Thousands)
                           ASSETS

                             Cash and cash equivalents      $   7,552       $   7,552     $   15,509      $   15,509
                             Loans held for sale                  795             805          5,334           5,397
                             Loans                            425,060         420,412        331,017         334,889
                             Accrued interest receivable        3,238           3,238          3,299           3,299
                             Federal Home Loan
                               Bank stock                       2,831           2,831          2,407           2,407

                           LIABILITIES

                             Deposits                         493,471         494,358        432,563         435,711
                             Advances from Federal Home
                               Loan Bank                       25,234          25,196         13,333          13,232
                             Advance payments by borrowers for
                               taxes and insurance              1,502           1,502          1,222           1,222
                             Accrued interest payable             586             586            425             425
============================================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE, ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE AND ACCRUED INTEREST PAYABLE.
The carrying amount is a reasonable estimate of fair value.

INVESTMENT AND MORTGAGE-BACKED SECURITIES
Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

LOANS HELD FOR INVESTMENT
Fair values are estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities.

LOANS HELD FOR SALE
Fair values are based on actual sales prices for loans subject to sales commitments. Fair values of loans not subject to sales commitments are based on the market price of loans with similar characteristics.

FEDERAL HOME LOAN BANK STOCK
Fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the Federal Home Loan Bank of Cincinnati are executed at par.

DEPOSITS
Fair value of demand deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

ADVANCES FROM THE FEDERAL HOME LOAN BANK
Fair value is estimated by discounting the future cash flows at the rate currently available on borrowings with similar characteristics.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
The fair value of off-balance sheet financial instruments, including commitments to originate loans, is considered to be equivalent to the value of the current fees charged to enter into such commitments. At December 31, 1996 and 1995 those fees were approximately $379,000 and $476,000, respectively.

                                                    INDEPENDENT AUDITORS' REPORT
                                   To the Board of Directors and Shareholders of
                                    The Strongsville Savings Bank and Subsidiary

We have audited the accompanying consolidated statements of financial condition of The Strongsville Savings Bank and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Strongsville Savings Bank and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1995 the Bank changed its method of accounting for mortgage servicing rights to adopt Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Cleveland, Ohio
January 25, 1997